OPINION RE: LEGALITY


Number 5. Legal Opinion



Law Offices of Brenda A. Hamilton, P.A.
555 South Federal Highway Number 400
Boca Raton, Florida 33432


March 31, 1997


Amquest International Ltd. Inc.

RE:   Opinion of counsel

To Whom It May Concern:

      You have requested that we render an opinion to you with respect to the legality of the issuance of an aggregate of 37,415,000 shares of Common Stock of Amquest International Ltd., herein after "the Company".

      In connection with the foregoing, we have examined copies of those certain Articles of Incorporation as amended and the By-Laws of the Company, the Resolutions of the Board of Directors of the Company, and other agreements we have deemed necessary or relevant as a basis for the opinions set forth herein.

      In making such an examination, we have assumed the genuineness of all signatures on all original documents and the conformity to original documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements and certificates provided to us.
      Based upon the foregoing we are of the opinion that: The Company is a corporation validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to carry on the business in which it is engaged.


      The 37,415,000 shares of Capital Stock of the Company currently outstanding is validly issued, and assuming receipt by the Company of the consideration described in various documentation, are fully paid and non-assessable.


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      We hereby  consent to the use of this opinion as an exhibit to the Form 10 of the Company dated April 7, 1997.
      By giving the foregoing consent we do not admit that we come with the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
      The opinion expressed herein are for the sole benefit of and may be relied upon be the Company and are not to be used, circulated, quoted or otherwise referred to in any transaction other than those described herein.


                                    Very Truly Yours,

                                    Brenda Lee Hamilton


                                    Brenda Lee Hamilton, Esquire

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